As filed with the Securities and Exchange Commission on May 9, 2008	Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

1st United Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	65-0925265
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One North Federal Hwy.

Boca Raton, FL 33432

(Address of Principal Executive Offices)

Officers’ and Employees’ Stock Option Plan

Employment Agreement between H. William Spute, Jr. and 1st United Bank effective February 29, 2008

Employment Agreement between John Marino and 1st United Bancorp, Inc. dated March 4, 2004, as amended

Employment Agreement between Warren S. Orlando and 1st United Bancorp, Inc. dated March 4, 2004, as amended

Employment Agreement between Rudy E. Schupp and 1st United Bancorp, Inc. dated March 4, 2004, as amended

(Full Title of Plans)

John Marino, President 1st United Bancorp, Inc. One North Federal Hwy. Boca Raton, Florida 33432 (561) 362-3435 (Name and Address of Agent for Service)	Copy To: Michael V. Mitrione, Esq. Marybeth Bosko, Esq. Gunster, Yoakley & Stewart, P.A. 777 S. Flagler Drive, Ste. 500 East West Palm Beach, Florida 33401 Telephone: (561) 650-0553

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐    Accelerated filer ☐    Non-accelerated filer (Do not check if a smaller reporting company) ☐    Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $.01 par value per share	86,500 shares	(2)	$ 12.31	(3)	$ 1,064,815	(3)	$ 42
Common Stock, $.01 par value per share	30,000 shares	(4)	12.31	(3)	369,300	(3)	15
Common Stock, $.01 par value per share	400,000 shares	(5)	12.31	(3)	4,924,000	(3)	194
Common Stock, $.01 par value per share	400,000 shares	(5)	12.31	(3)	4,924,000	(3)	194
Common Stock, $.01 par value per share	400,000 shares	(5)	12.31	(3)	4,924,000	(3)	194
Total Registration Fee	1,316,500 shares		$ 12.31		$ 16,206,115		$ 639
(1)

This Registration Statement relates to the following five benefit plans (the “Plans”): 86,500 shares of Common Stock, $.01 par value per share (“Common Stock”), of the Registrant that may be issued under the Officers’ and Employees’ Stock Option Plan (excluding any options that may have been issued pursuant to Rule 701 of the Securities Act of 1933); 30,000 shares of Common Stock that were issued under the Employment Agreement between H. William Spute, Jr. and 1st United Bank, effective February 29, 2008, as amended; 400,000 shares of Common Stock that may be issued under the Employment Agreement between Warren S. Orlando and the Registrant dated March 4, 2004, as amended; 400,000 shares of Common Stock that may be issued under the Employment Agreement between Rudy E. Schupp and the Registrant dated March 4, 2004, as amended; and 400,000 shares of Common Stock that may be issued under the Employment Agreement between John Marino and the Registrant dated March 4, 2004, as amended. Pursuant to Section 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of common stock that may become issuable as a results of stock splits, stock dividends, or similar transactions under the anti-dilution provisions of the Officers’ and Employees’ Stock Option Plan.

(2)	Represents shares of common stock to be registered under the Officers’ and Employees’ Stock Option Plan.
(3)

This estimate is made pursuant to Rules 457(a) and (h) under the Securities Act of 1933, solely for the purpose of determining the amount of the registration fee. The price per share and aggregate offering price are based on the book value of the shares on March 31, 2008, which was $12.31 per share.

(4)	Represents shares of common stock reserved for issuance upon exercise of stock options that were granted under the employment agreement of H. William Spute, Jr.
(5)

Represents shares of common stock reserved for issuance upon exercise of stock options that may be granted under the employment agreements of Warren S. Orlando, Rudy E. Schupp, and John Marino. The shares are reserved pursuant to provisions in the employment agreements under which the stock options granted to each of the three executives will always equal 3.33% of the shares of common stock outstanding at any time. The total number of shares listed in the table as issuable pursuant to the employment agreements is approximately equal to 20% of the Registrant’s outstanding common stock on March 31, 2008.

PART I

Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.*

Item 2. Registration Information and Employee Plan Annual Information.*

* The documents containing the information specified in the Introductory Note to Part I of Form S-8 will be sent or given to participants in the Plan as required by Rule 428(b)(1) of the rules promulgated under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the rules promulgated under the Securities Act. These documents incorporated by reference in Part II, Item 3 of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in the Registration Statement:
▪	Special Financial Report on Form 10-K for the fiscal year ended December 31, 2007;
▪	Current Reports on Form 8-K filed on February 6, 2008, April 4, 2008, and May 5, 2008; and
▪	Amendment to a Current Report on Form 8-K/A filed on March 11, 2008.

In addition, all documents that we file subsequent to this Registration Statement pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date such documents are filed.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Holders of our common stock:
▪	are entitled to receive such dividends as may from time to time be declared by our board of directors out of funds legally available for such purposes;
▪	are entitled to one vote per share on all matters on which the holders are entitled to vote,
▪	do not have any cumulative votes in the election of directors;
▪	have no conversion, redemption or sinking fund rights;
▪

in the event of a liquidation, dissolution or winding-up, are entitled to share equally and ratably in the assets of the Registrant, if any, remaining after the payment of all debts and liabilities of the Registrant; and

▪	do not have any preemptive or other preferential rights to purchase any shares of equity securities issued by us from time to time.

Our Articles of Incorporation and Bylaws contain certain provisions designed to assist the board of directors in protecting our interests and those of our shareholders if any group or person attempts to acquire control.

A corporation in its articles of incorporation or bylaws can elect not to be subject to the Florida Control Share Acquisitions statute. However, we have not made this election. The Florida Control Share Acquisitions statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation’s disinterested shareholders.

We have adopted so-called “advance notice” provisions in our Bylaws. Nominations for election to our board of directors may be made by the board of directors or by any shareholder of any outstanding class of capital stock entitled to vote for the election of directors. However, such nominations by shareholders must be made in writing to the Corporate Secretary and must be delivered to or mailed and received at our principal executive offices not less than 120 days and not more than 180 days prior to the date of our notice of annual meeting provided with respect to the previous year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than 30 calendar days earlier than the date contemplated by the previous year’s statement, such notice by the shareholder to be timely must be received no later than the close of business on the 10th day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs.

Similarly, at an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (ii) otherwise properly brought before the meeting by or at the direction of the board of directors, or (iii) otherwise properly brought before the meeting by a shareholder in accordance with our Bylaws. For business to be properly brought before an annual meeting by a shareholder, we must have received timely notice thereof in writing from such shareholder. To be timely, a shareholder’s notice must be received by the Corporate Secretary as of the date set forth in our proxy statement relating to the annual meeting for the preceding year; provided, however, that if no such date is stated, then such date shall be 120 calendar days in advance of the date (with respect to the forthcoming annual meeting) that our proxy statement was released to our shareholders in connection with the previous year’s annual meeting of security holders; and provided further that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, a proposal must be received by us no later than the close of business on the 10th day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Florida Business Corporation (the “FBCA”) Act authorizes a company to indemnify its directors and officers in certain instances against certain liabilities that they may incur by virtue of their relationship with the company. A company may indemnify any director, officer, employee or agent against judgments, fines, penalties, amounts paid in settlement, and expenses incurred in any pending, threatened or completed civil, criminal, administrative, or investigative proceeding (except an action by the company) against him in his capacity as a director, officer, employee, or agent of the company, or another company if serving in such capacity at the company’s request if he (i) acted in good faith; (ii) acted in a manner which he reasonably believed to be in or not opposed to the best interests of the company; and (iii) with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. Furthermore, a company may indemnify any director, officer, agent or employee against expenses incurred in defense or settlement of any proceeding brought by the company against him in his capacity as a director, officer, employee or agent of the company, or another company if serving in such capacity at the company’s request, if he: (i) acted in good faith; (ii) acted in a manner which he reasonably believed to be in or not opposed to the best interests of the company; and (iii) is not adjudged to be liable to the company (unless the court finds that he is nevertheless reasonably entitled to indemnity for expenses which the court deems proper). A company must repay the expenses of any director, officer, employee or agent who is successful on the merits of an action against him in his capacity as such.

A Florida company is authorized to make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, except for acts or omissions which constitute (i) a violation of the criminal law (unless the individual had reasonable cause to believe it was lawful); (ii) a transaction in which the individual derived an improper personal benefit; (iii) in the case of a director, a circumstance under which certain liability provisions of the FBCA are applicable (related to payment of dividends or other distributions or repurchases of shares in violation of the FBCA); or (iv) willful misconduct or a conscious disregard for the best interest of the company in a proceeding by the company, or a company shareholder. A Florida company also is authorized to purchase and maintain liability insurance for its directors, officers, employees and agents.

Under our Bylaws, the Company may indemnify its directors, officers, and so on to the fullest extent permitted by applicable law. We have entered into indemnification agreements with each member of the board of directors, which provide that we and our subsidiary, 1st United Bank, will indemnify each such person to the fullest extent permitted by applicable law.

Federal banking law, which is applicable to us as a financial holding company and to 1st United Bank as an insured depository institution, limits our ability and 1st United Bank’s ability to indemnify their directors and officers. Neither we nor 1st United Bank may make, or agree to make, indemnification payments to an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if, as a result of the banking agency action, the indemnitee is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of our affairs or those of 1st United Bank, or is subject to a cease and desist order. Prior to the resolution of any action instituted by the applicable banking agency, we or 1st United Bank, as applicable, may indemnify officers and directors only if the respective board of directors, as the case may be, (i) determines that the indemnified person acted in good faith, (ii) determines after investigation that making indemnification payments would not affect our safety and soundness or the safety and soundness of 1st United Bank, as the case may be, and (iii) if the indemnified party agrees in writing to reimburse us or 1st United Bank, as the case may be, for any indemnity payments which turn out to be impermissible.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Articles of Incorporation - incorporated herein by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form S-4 filed on November 19, 2007.

4.2	Bylaws - incorporated herein by reference to Exhibit 3.2 of the Registrant's Registration Statement on Form S-4 filed on November 19, 2007.

4.3	Officers’ and Employees’ Stock Option Plan - incorporated herein by reference to Exhibit 10.1 of the Registrant's Registration Statement on Form S-4 filed on November 19, 2007.

4.4	Employment Agreement with John Marino, dated as of March 4, 2004 - incorporated herein by reference to Exhibit 10.2 of the Registrant's Registration Statement on Form S-4 filed on November 19, 2007.

4.5

Employment Agreement with Warren S. Orlando, dated as of March 4, 2004 - incorporated herein by reference to Exhibit 10.3 of the Registrant's Registration Statement on Form S-4 filed on November 19, 2007.

4.6

Employment Agreement with Rudy E. Schupp, dated as of March 4, 2004 - incorporated herein by reference to Exhibit 10.4 of the Registrant's Registration Statement on Form S-4 filed on November 19, 2007.

4.7	Amendment No.1 to Employment Agreement with John Marino, dated as November 16, 2007 and effective as of January 1, 2007- incorporated herein by reference to Exhibit 10.8 of the Registrant's Registration.

Statement on Form S-4 filed on November 19, 2007.

4.8

Amendment No.1 to Employment Agreement with Warren Orlando, dated as of November 16, 2007 and effective as of January 1, 2007- incorporated herein by reference to Exhibit 10.8 of the Registrant's Registration Statement on Form S-4 filed on November 19, 2007.

4.9

Amendment No.1 to Employment Agreement with Rudy E. Schupp, dated as of November 16, 2007 and effective as of January 1, 2007- incorporated herein by reference to Exhibit 10.9 of the Registrant's Registration Statement on Form S-4 filed on November 19, 2007.

4.10

Employment Agreement with H. William Spute, Jr., effective as of February 29, 2008 - incorporated herein by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form 8-K filed on February 6, 2008.

5.1	Opinion of Gunster, Yoakley & Stewart, P.A.

23.1	Consent of Crowe Chizek and Company LLC.

23.2	Consent of Gunster, Yoakley & Stewart, P.A. (contained in Exhibit 5.1).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the

Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 9th day of May, 2008.

1ST UNITED BANCORP, INC.

By:	/s/ Rudy E. Schupp
Rudy E. Schupp
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Rudy E. Schupp	Chief Executive Officer
Rudy E. Schupp	(Principal Executive Officer) and Director	May 8, 2008

Chief Financial Officer
/s/ John Marino	(Principal Financial Officer and Principal Accounting
John Marino	Officer) and Director	May 8, 2008

Warren S. Orlando	Chairman of the Board	May 8, 2008

/s/ Paula Berliner
Paula Berliner	Director	May 8, 2008

/s/ Jeffery L. Carrier
Jeffery L. Carrier	Director	May 8, 2008

/s/ James Evans
James Evan	Director	May 8, 2008

/s/ Arthur S. Loring
Arthur S. Loring	Director	May 8, 2008

/s/ Thomas E. Lynch
Thomas E. Lynch	Director	May 8, 2008

Carlos Morrison	Director	May 8, 2008

/s/ H. William Spute
H. William Spute	Director	May 8, 2008

/s/ Joseph W. Veccia
Joseph W. Veccia	Director	May 8, 2008

EXHIBIT INDEX

4.1	Articles of Incorporation - incorporated herein by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form S-4 filed on November 19, 2007.

4.2	Bylaws - incorporated herein by reference to Exhibit 3.2 of the Registrant's Registration Statement on Form S-4 filed on November 19, 2007.

4.3	Officers’ and Employees’ Stock Option Plan - incorporated herein by reference to Exhibit 10.1 of the Registrant's Registration Statement on Form S-4 filed on November 19, 2007.

4.4	Employment Agreement with John Marino, dated as of March 4, 2004 - incorporated herein by reference to Exhibit 10.2 of the Registrant's Registration Statement on Form S-4 filed on November 19, 2007.

4.5

Employment Agreement with Warren Orlando, dated as of March 4, 2004 - incorporated herein by reference to Exhibit 10.3 of the Registrant's Registration Statement on Form S-4 filed on November 19, 2007.

4.6

Employment Agreement with Rudy E. Schupp, dated as of March 4, 2004 - incorporated herein by reference to Exhibit 10.4 of the Registrant's Registration Statement on Form S-4 filed on November 19, 2007.

4.7

Amendment No.1 to Employment Agreement with John Marino, dated as November 16, 2007 and effective as of January 1, 2007- incorporated herein by reference to Exhibit 10.8 of the Registrant's Registration Statement on Form S-4 filed on November 19, 2007.

4.8

Amendment No.1 to Employment Agreement with Warren Orlando, dated as of November 16, 2007 and effective as of January 1, 2007- incorporated herein by reference to Exhibit 10.8 of the Registrant's Registration Statement on Form S-4 filed on November 19, 2007.

4.9

Amendment No.1 to Employment Agreement with Rudy E. Schupp, dated as of November 16, 2007 and effective as of January 1, 2007- incorporated herein by reference to Exhibit 10.9 of the Registrant's Registration Statement on Form S-4 filed on November 19, 2007.

4.10

Employment Agreement with H. William Spute, Jr., effective as of February 29, 2008 - incorporated herein by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form 8-K filed on February 6, 2008.

5.1	Opinion of Gunster, Yoakley & Stewart, P.A.

23.1	Consent of Crowe Chizek and Company LLC.

23.2	Consent of Gunster, Yoakley & Stewart, P.A. (contained in Exhibit 5.1).

WPB 979923.1A